Exhibit 99.1

FOR RELEASE:	May 10, 2018

Mark A. Jeffries

Executive Vice President

Chief Financial Officer

Office: 910-892-7080 and Direct: 910-897-3603

markj@SelectBank.com

SelectBank.com

SELECT BANCORP REPORTS

FIRST QUARTER 2018 EARNINGS

DUNN, NC . . . Select Bancorp, Inc. (the “Company” NASDAQ: SLCT), the holding company for Select Bank & Trust Company, today reported net income for the quarter ended March 31, 2018 of $1.9 million and basic earnings per share of $0.14 and diluted earnings per share of $0.13, compared to net income of $2.1 million and basic and diluted earnings per share of $0.18 for the comparative quarter ended March 31, 2017.

Select Bancorp, Inc. had a solid quarter of earnings comparing quarter-over-quarter and year-over-year results, which reflect the acquisition of Premara Financial, Inc. (“Premara”), by the Company in December 2017. The acquisition of Premara and its subsidiary, Carolina Premier Bank, significantly expanded the Company’s market penetration into the Charlotte/Rock Hill area and upstate South Carolina. Included in the Company’s net income for the quarter ended March 31, 2018, are net, after-tax merger/acquisition related expenses of $1.4 million associated with the acquisition of Premara. In addition, due to reduced tax rates under the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, the Company experienced a decrease of approximately $280,000 of income tax expense for the first quarter of 2018, which is reflected in the Company’s reported results for the three months ended March 31, 2018.

Total assets, deposits, and total gross loans for the Company as of March 31, 2018 were $1.2 billion, $1.0 billion, and $978.3 million, respectively, compared to total assets of $879.6 million, total deposits of $713.1 million, and total loans of $706.8 million as of the same date in 2017. The acquisition of Premara in December 2017 resulted in increases of $278.8 million in total assets, $198.4 million in gross loans and $226.3 million in deposits.

For the three months ended March 31, 2018, return on average assets was 0.64% and return on average equity was 5.61%, compared to 1.00% and 8.10%, respectively, for the three months ended March 31, 2017. Non-performing loans increased to $8.3 million at March 31, 2018 from $7.0 million at December 31, 2017. Non-performing loans equaled 0.85% of loans at March 31, 2018, increasing from 0.71% of loans at December 31, 2017. Foreclosed real estate equaled $1.5 million at March 31, 2018, compared to $1.3 million at December 31, 2017. For the first quarter of 2018, net charge-offs were $18,000, or 0.01% of average loans, compared to net charge offs of $94,000, or 0.05% of average loans for the quarter ended December 31, 2017. At December 31, 2017, the allowance for loan losses was $8.8 million, or 0.90% of total loans, as compared to $9.0 million, or 0.92% of total loans, at March 31, 2018.

Net interest margin was 4.45% for the quarter ended March 31, 2018, as compared to 4.14% for the quarter ended December 31, 2017.

“Our emphasis during the first quarter of 2018 was the integration of Carolina Premier Bank, including the Charlotte/Rock Hill and upstate South Carolina markets, integration of Carolina Premier’s operations, and conversion of their loan and deposit accounts in our core processing system. We also focused on the organic growth of our new mortgage operations headquartered in Wilmington, North Carolina. We incurred acquisition/integration expenses primarily related to the termination of Carolina Premier’s core processing system that accounted for approximately $1.7 million of our expected pre-tax acquisition costs, which reduced our earnings in the first quarter,” stated William L. Hedgepeth II, president and CEO of the Company. “We believe most of the expenses of the acquisition are behind us. In addition, the reduction in the corporate tax rate positively impacted our operating performance for the first quarter of 2018 and is expected to benefit the bottom line in the quarters to come.”

“In the second quarter of 2018, we intend to increase our focus on leveraging our resources, gleaning efficiencies, and utilizing the seasoned staff in our new footprint. Our aim is to increase our market share in the communities we serve through a diversification of products and services and our involvement in the regions we serve. As we have stated, it has been our goal for some time to expand,” Hedgepeth continued. “We believe 2018 is a year for continued growth and expansion. We are continuing to leverage our resources in our established communities, which is reflected in the growth from our new Wilmington office plus the increase in mortgage originations. The growth complements the portfolio of products and services our customers demand from their local community bank.”

Select Bank & Trust has 18 branch offices in these North Carolina communities: Dunn, Burlington, Charlotte, Clinton, Elizabeth City, Fayetteville, Goldsboro, Greenville, Leland, Lillington, Lumberton, Morehead City, Raleigh, Washington, and Wilmington; and in the following South Carolina communities: Blacksburg, Rock Hill and Six Mile.

Important Note Regarding Forward-Looking Statements

The information as of and for the quarter ended March 31, 2018, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to anticipated market share growth, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to: our ability to manage growth; substantial changes in financial markets; our ability to obtain the synergies and expense efficiencies anticipated from our recent merger with Carolina Premier Bank; regulatory changes; the impact of the Tax Cuts and Jobs Act on our earnings, including any subsequent adjustments to the valuation of our deferred tax assets and liabilities; changes in interest rates; loss of deposits and loan demand to other savings and financial institutions; and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

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Select Bancorp, Inc.
Selected Financial Information and Other Data
($ in thousands, except per share data)

	At or for the three months ended (unaudited)				At or for the twelve months ended
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2017	December 31, 2016	December 31, 2015
Summary of Operations:
Total interest income	$13,722	$10,981	$10,042	$9,469	$9,125	$39,617	$34,709	$33,341
Total interest expense	2,018	1,505	1,357	1,197	1,047	5,106	3,733	3,542
Net interest income	11,704	9,476	8,685	8,272	8,078	34,511	30,976	29,799
Provision for (recovery of) loan losses	141	276	202	1,083	(194)	1,367	1,516	890
Net interest income after provision	11,563	9,200	8,483	7,189	8,272	33,144	29,460	28,909
Noninterest income	1,165	786	778	778	730	3,072	3,222	3,292
Merger/Acquisition related expenses	1,826	1,888	278	-	-	2,166	-	378
Noninterest expense	8,458	7,207	6,161	5,980	5,805	25,153	22,281	21,852
Income before income taxes	10,284	891	2,822	1,987	3,197	8,897	10,401	9,971
Provision for income taxes	547	2,936	1,043	651	1,082	5,712	3,647	3,418
Net Income (loss)	1,897	(2,045)	1,779	1,336	2,115	3,185	6,654	6,553
Dividends on Preferred Stock	-	-	-	-	-	-	4	77
Net income available to common shareholders (loss)	$1,897	$(2,045)	$1,779	$1,336	$2,115	$3,185	$6,750	$6,476

Share and Per Share Data:
Earnings (loss) per share - basic	$0.14	$(0.17)	$0.15	$0.11	$0.18	$0.27	$0.58	$0.56
Earnings (loss) per share - diluted	$0.13	$(0.17)	$0.15	$0.11	$0.18	$0.27	$0.58	$0.56
Book value per share	$9.82	$9.72	$9.42	$9.26	$9.14	$9.72	$8.95	$8.38
Tangible book value per share	$7.87	$7.72	$8.78	$8.61	$8.48	$7.72	$8.29	$7.67
Ending shares outstanding	14,013,917	14,009,137	11,662,621	11,662,471	11,661,571	14,009,137	11,645,413	11,583,011
Weighted average shares outstanding:
Basic	14,011,707	12,071,392	11,662,580	11,662,117	11,652,612	11,763,050	11,610,705	11,502,800
Diluted	14,081,776	12,071,392	11,717,533	11,727,110	11,714,336	11,826,977	11,655,111	11,567,811

Selected Performance Ratios:
Return on average assets(2)	0.64%	(0.81)%	0.77%	0.60%	1.00%	0.35%	0.81%	0.86%
Return on average equity(2)	5.61%	(7.00)%	6.44%	4.96%	8.10%	2.93%	6.61%	6.42%
Net interest margin	4.45%	4.14%	4.19%	4.18%	4.14%	4.09%	4.06%	4.38%
Efficiency ratio (1)	65.72%	70.23%	65.11%	66.08%	65.91%	66.93%	65.15%	66.04%

Period End Balance Sheet Data:
Gross Loans	$978,275	$982,626	$763,432	$738,021	$706,758	$982,626	$677,195	$617,398
Total interest earning assets	1,094,694	1,063,322	833,766	816,008	809,164	1,063,322	770,288	726,408
Goodwill	24,579	24,904	6,931	6,931	6,931	24,904	6,931	6,931
Core Deposit Intangible	2,826	3,101	547	629	716	3,101	810	1,241
Total Assets	1,222,551	1,194,135	922,749	906,524	879,624	1,194,135	846,640	817,015
Deposits	1,009,481	995,044	775,022	739,653	713,138	995,044	679,661	651,161
Short-term debt	32,173	28,279	22,366	33,559	33,306	28,279	37,090	29,673
Long-term debt	39,372	19,372	12,372	22,839	22,939	19,372	23,039	28,703
Shareholders' equity	137,673	136,115	109,819	108,017	106,562	136,115	104,273	104,702

Selected Average Balances:
Gross Loans	$979,420	$809,608	$748,699	$715,366	$686,800	$732,089	$639,412	$578,759
Total interest earning assets	1,073,890	901,324	826,595	799,240	776,496	813,773	744,024	686,663
Core Deposit Intangible	2,955	1,007	589	673	764	640	1,020	1,330
Total Assets	1,198,588	997,450	914,986	887,412	856,712	898,943	829,315	765,284
Deposits	981,403	827,408	754,169	719,976	689,795	738,310	665,764	607,214
Short-term debt	36,726	23,476	32,703	33,413	35,048	34,523	32,111	32,316
Long-term debt	19,880	13,676	15,633	22,871	22,989	14,239	25,739	20,147
Shareholders' equity	137,092	115,874	109,537	108,071	105,860	108,709	102,110	102,068

Asset Quality Ratios:
Nonperforming loans	$8,338	$6,978	$6,153	$6,159	$7,956	$6,978	$9,430	$8,712
Other real estate owned	1,525	1,258	2,093	2,702	883	1,258	599	1,401
Allowance for loan losses	8,957	8,835	8,647	8,488	8,022	8,835	8,411	7,021
Nonperforming loans (3) to period-end loans	0.85%	0.71%	0.81%	0.83%	1.13%	0.71%	1.02%	1.41%
Allowance for loan losses to period-end loans	0.92%	0.90%	1.13%	1.15%	1.14%	0.90%	1.24%	1.14%
Delinquency Ratio (4)	0.25%	0.63%	0.38%	0.07%	0.21%	0.63%	0.44%	0.40%
Net loan charge-offs (recoveries) to average loans (2)	0.01%	0.05%	0.02%	0.35%	0.12%	0.13%	0.02%	0.12%

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(2)	Annualized.
(3)	Nonperforming loans consist of non-accrual loans and restructured loans.
(4)	Delinquency Ratio includes loans 30-89 days past due and excludes non-accrual loans.